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                          UNITED INDUSTRIES CORPORATION


October 25, 1999

Mr. Robert L. Caulk
8551 Chaucer Place
Cincinnati OH 45249

RE:  Revised Offer of Employment

Dear Bob:

This letter shall supercede our October 4, 1999 offer letter. The purpose of this letter is to summarize the specifics of our offer to you, which offer has been revised to reflect recent discussions between the parties and their respective counsel:

1. POSITION: You will be the President and Chief Executive Officer of United Industries Corporation ("UIC"). You will also become a member of the UIC Board of Directors immediately upon your starting work with us.

2. REPORTING STRUCTURE:  You will report to UIC's Board of Directors.

3. START DATE: Bearing in mind that we have our next Board meeting on Wednesday, October 27th, we request that you start no later than Monday October 25th. Please let us know what start date you can confirm for us as soon as possible.

4. BASE SALARY: Your base salary will be at the annualized rate of $400,000.00, payable in equal monthly increments. Subsequent increases in base salary shall be as determined by the Compensation Committee of the Board.

5. INCENTIVE COMPENSATION: You will be a participant in an incentive compensation plan (description of the plan, which was faxed to you on October 13th, is attached as "Item 5 Exhibit"), with payment based on UIC's attainment of certain financial and operational targets. Notwithstanding the provisions of the plan attached as Item 5 Exhibit, you will be eligible to receive a target bonus of thirty percent (30%) of your base salary if UIC achieves at least 90% of Target EBITDA, sixty percent (60%) of your base salary if UIC achieves at least 100% of Target EBITDA, and 90% of base salary if UIC achieves 110% of Target EBITDA. Your participation for fiscal 1999 (same as calendar 1999) will reflect an appropriate partial year proration from your start date through year-end. Notwithstanding the provisions of the above referenced incentive compensation plan, UIC agrees to guarantee that with respect to the year 2000 you will be paid incentive compensation of no less than 50% of the maximum incentive compensation payable under the plan (i.e., 1/2 of 60% of base salary for the year 2000).

6. SIGNING BONUS: You will be paid a $50,000 signing bonus within five (5) business days after your start date. This payment shows our good faith effort to compensate you for the bonus you anticipate forfeiting upon your resigning from Clopay.

7. STOCK OPTIONS: Per the terms of UIC's 1999 Stock Option Plan, you will be granted stock options to purchase 800,000 shares of UIC stock when you sign the "United Industries Corporation Stock Option


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MR. ROBERT L. CAULK
OCTOBER 25, 1999


Agreement" which will be substantially in the form attached as "Item 7 Exhibit", except that the definition of Cause in Section 4.3(a)(i) thereof shall be revised to be as set forth in "Item 10 Exhibit" to Section 10 ("Severance") of this letter.

8. STOCK PURCHASE: Per the terms of UIC's 1999 Stock Purchase Plan, you will be given the opportunity to purchase up to $500,000 of UIC stock at the current price of $5.00 per share upon your signing the "United Industries Corporation Executive Stock Purchase Agreement" which will be substantially in the form attached as "Item 8-A Exhibit". The Company will loan you up to fifty percent (50%) (the principal amount of $250,000) of the purchase price of UIC stock you may purchase in accordance with this Section 8. The loan will be at UIC's borrowing rate and will be evidenced by a promissory note (the "Note") substantially in the form attached to this letter as "Item 8-B Exhibit". The loan will be with recourse, secured by a pledge to the Company of all UIC stock you purchase under this Section, and as evidence of the security for the loan you will enter into a Pledge Agreement substantially in the form attached to this letter as "Item 8-C Exhibit".

Notwithstanding the provisions of Section 2 ("Repurchase Option") of the Executive Stock Purchase Agreement (Item 8-A Exhibit), if you cease employment at UIC, UIC agrees upon its receipt of your written request to repurchase UIC stock (at Fair Market Value as defined in the referenced Plan) which you may have purchased pursuant to the Executive Stock Purchase Agreement, unless you are terminated for Cause, as defined in "Item 10 Exhibit" attached.

9. CHANGE OF CONTROL: In the event there is a Sale of UIC (as defined in Section
4.1 of the Stock Option Agreement referenced in Item 7 above), vesting of your options will be accelerated as provided in the Stock Option Agreement. Please refer to the Stock Option Agreement for further details.

10. SEVERANCE: If you are terminated by UIC (a) without Cause, or (b) because of Constructive Termination (as defined in "Item 10 Exhibit" attached), or (c) within 90 days of a Change of Control (as defined in Section 4.1 of the Stock Option Agreement referenced in Item 7 above), you will receive severance pay equal to (i) three (3) years' base salary less amounts of base salary UIC will have paid to you from your starting date through date of termination, but in any event no less than one (1) year's base salary, plus (ii) incentive compensation earned but unpaid as of the date of termination (prorated for the period of time during the applicable bonus year that you worked from January 1st to date of termination). As you will be paid on a monthly basis during your employment at UIC, your severance payments will be paid out to you monthly, in that number of installments equal to 36 less the number of months you were paid your base salary through date of termination (but in any event no less than 12 installments). However, you will not receive such severance payments if you are terminated for Cause, as defined in "Item 10 Exhibit" attached.

11. RELOCATION EXPENSES: You will receive the benefits and reimbursement for expenses as set forth in "Item 11 Exhibit, Relocation Reimbursement" attached. UIC will also arrange to provide you with a no-interest bridge loan of up to $250,000 for up to one (1) year to assist you in the sale of your Cincinnati Ohio residence. If you resign or are terminated for Cause (as defined in Item 10 Exhibit) before completing twelve (12) months with the Company, you must repay to UIC the full amount of your relocation expenses previously paid by UIC.

12.  VACATIONS:  You will be entitled to four weeks of paid vacation per year.

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MR. ROBERT L. CAULK
OCTOBER 25, 1999


13. OTHER BENEFITS (INCLUDING UIC'S EXECUTIVE DEFERRED COMPENSATION PLAN):
Unless otherwise specified in this letter, your benefits will consist of whatever benefit programs may be in effect from time to time for UIC executives, subject to eligibility requirements as specified in the applicable benefit plans. Benefit programs may be increased, decreased, changed or discontinued at any time. Details of UIC's benefit programs are explained in the "Benefits Basics" brochure included as "Item 13 Exhibit". UIC will waive the one-year service requirement for Short Term Disability insurance (page 10 of Item 13 Exhibit), and you will be covered immediately as of the date you start work at UIC.

Also included in the Item 13 Exhibit is a copy of the UIC Executive Deferred Compensation Plan. The current Plan does not provide for UIC common stock as one of the various investment options available to Plan participants. However, UIC will use its best efforts to obtain the consent of the Plan trustee (Commerce Bank in St. Louis) to amend the Plan to permit participants to elect to have UIC common stock purchased with the amount of deferred compensation as may be designated by Plan participants. In your case, such designation may include any bonus payouts you may receive with respect to fiscal 1999 and fiscal 2000.

14. NONCOMPETITION, CONFIDENTIALITY, AND OTHER OBLIGATIONS TO UIC: Attached to this letter is "Item 14 Exhibit" which states your obligations regarding (a) business ethics, (b) confidentiality, (c) protection of intellectual property interests, (d) nonsolicitation and noncompetition, and (e) termination. You agree that you will devote your full time and attention to the business and affairs of the Company.

15. NO BREACH OF EXISTING COVENANTS: By signing this letter, you are confirming to UIC that you are not subject to any noncompetition covenants or other legal obligations which prevent you from joining our team.

16. ARBITRATION OF UIC STOCK VALUATION: Notwithstanding any provision to the contrary in the UIC 1999 Stock Option Plan or the UIC 1999 Stock Purchase Plan, UIC agrees to submit to arbitration any disputes between you and UIC regarding the fair market value of UIC common stock. The arbitration shall be conducted in St. Louis MO in accordance with the rules of the American Arbitration Association.

If this letter is acceptable to you, please sign and return the enclosed copy of this letter to my attention at UIC's office in St. Louis, with a copy to Matthew
M. McCarthy, UIC's Vice President, General Counsel and Secretary, also at UIC's office. I look forward to hearing promptly of your acceptance of our offer.

Sincerely yours,


David A. Jones, Chairman of the Board

Accepted this __ day of October, 1999:
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                                                     Robert L. Caulk

cc (w/encls):     Irv Berliner, Esq.
                  Matthew M. McCarthy, Esq. -- UIC
attachments

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